THIRD AMENDMENT TO
ARRANGEMENT AGREEMENT

     This Third Amendment to Arrangement Agreement (this "Amendment") is made and entered into as of June 30, 2009 by and between LPT Capital Ltd. ("LPT"), Lincoln Gold Corporation ("Lincoln") and 0843037 B.C. Ltd. ("LPT Sub"). LPT, Lincoln and LPT Sub are referred to herein as the "Parties."

RECITALS

A.

The Parties entered into an Arrangement Agreement dated as of January 15, 2009, as amended by a First Amendment to Arrangement Agreement dated as of February 16, 2009 and a Second Amendment to Arrangement Agreement dated as of April 30, 2009 (collectively, the "Agreement");

B.

Pursuant to Section 6.01(a) of the Agreement, the Agreement may be amended from time to time by mutual written agreement of the Parties, including to change the time for performance of any of the obligations or acts of the Parties under the Agreement; and

C.	The Parties wish to amend the Agreement as set forth in this Amendment.

AGREEMENT

     Now, therefore, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

1.	Amendment

(a)	The date "June 30, 2009" set forth in Section 6.02(d) of the Agreement is amended by deleting it and substituting in its place "August 31, 2009".

2.	Miscellaneous

(a)

Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Agreement and the Plan of Arrangement. Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect, unamended.

(b)	Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

(c)

Entire Agreement. The Agreement (including the documents and the instruments referred to therein) and this Amendment constitute the entire agreement among the Parties and supersede all prior agreements, understandings and representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

(d)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

(e)

Counterparts. This Amendment may be executed in one or more counterparts and delivered electronically or by fax, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

LINCOLN GOLD CORPORATION		LPT CAPITAL LTD.

Per:		Per:
	Authorized Signatory		Authorized Signatory

0843037 B.C. LTD.

Per:
Authorized Signatory